Exhibit No. 4.3

SUBSCRIPTION AGREEMENT

Ocean West Holding, Inc.
15991 Redhill Avenue
Suite 110
Tustin, California 92780

Gentlemen:

          1. Subscription. The undersigned subscriber (the “Purchaser”) hereby subscribes for and agrees to purchase One Million Five Hundred Thousand (1,500,000) shares of senior preferred stock (the “Shares”) of Ocean West Holdings, Inc., a Delaware corporation (the “Company”) for an aggregate purchase price of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Subscription Price”).

          2. Payment. The Purchaser hereby tenders the full amount of the Subscription Price by delivery of a check payable to Ocean West Holding, Inc. or by wire transfer to the Company’s designated account.

          3. Representations, Warranties and Covenants of Purchaser. The Purchaser hereby acknowledges, represents and warrants to and agrees with the Company that:

          (a) The Shares are not registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws. The Subscriber understands that the offering and sale of such Shares is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and the provisions of Rule 506 of Regulation D promulgated thereunder, based, in part, upon the representations, warranties and agreements contained in this Subscription Agreement.

          (b) The Purchaser has received and reviewed all information the Purchaser considers necessary or appropriate for deciding whether to purchase the Shares. The Purchaser further represents that the Purchaser has had an opportunity to ask questions and receive answers from the Company and its officers and employees regarding the terms and conditions of purchase of the Shares and regarding the business, financial affairs and other aspects of the Company and has further had the opportunity to obtain any information (to the extent the Company possesses or can acquire such information without unreasonable effort or expense) which the Purchaser deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided to the Purchaser.

          (c) The Purchaser has such business or financial experience as to be capable of evaluating the merits and risks of an investment in the Shares and protecting the Purchaser’s own interests in connection with this investment.

          (d) Since the offer and sale of the Shares have not been registered under the Securities Act in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, the Purchaser will offer or resell the Shares only in compliance with the provisions of all applicable Federal and state securities laws and regulations. The Purchaser will offer or resell such Shares only if such Shares are registered under the Securities Act or an exemption from such registration is available. Unless the Shares that are the subject of such offer or sale are registered under the Securities Act or an exemption from registration is available (in which latter case the Company shall have received an opinion of counsel, in form and substance reasonably satisfactory to the Company, to such effect), the Company shall not permit the transfer of the Shares.

     The Purchaser understands and agrees that the Company may take such reasonable steps as it deems appropriate to ensure compliance with the offer, resale and other restrictions on transfer contained in this Subscription Agreement (the “Agreement”) and in Regulation D, including instituting “stop transfer” instructions with respect to the Shares and endorsing restrictive legends on certificates representing such Shares. A legend substantially similar to the one set forth below shall be placed on the certificates representing the Shares:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT”.

          (e) The Purchaser understands that the Shares are “restricted securities” under the Federal securities laws in that such Shares will be acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such Shares may be resold without registration under the Act only in certain limited circumstances and that otherwise such Shares must be held indefinitely. In this connection, the Purchaser represents that the Purchaser understands the resale limitations imposed by the Securities Act and is familiar with SEC Rule 144, as presently in effect, and the conditions which must be met in order for that Rule to be available for resale of “restricted securities,” including the requirement that the Shares must be held for at least one year after purchase thereof from the Company prior to resale (two years in the absence of publicly available information about the Company) and the condition that there be available to the public current information about the Company under certain circumstances.

          (f) Without in any way limiting the representations set forth above, the Purchaser further agrees not to make any disposition of all or any portion of the Shares purchased hereunder unless and until:

               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and any applicable requirements of state securities laws; or

               (ii) The Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company the Purchaser shall have furnished the Company with a written opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law. The Purchaser understands that the Company will not require opinions of counsel for transactions made pursuant to SEC Rule 144, provided it is provided with all certificates and other information it may reasonably request to permit it to determine that the subject disposition is, in fact, exempt from the registration requirements of the Securities Act pursuant to SEC Rule 144.

               (iii) In the case of any disposition of any of the Shares pursuant to SEC Rule 144, in addition to the matters set forth in paragraph 3(f)(ii) above, the Purchaser shall promptly forward to the Company a copy of any Form 144 filed with the SEC with respect to such disposition and a letter from the executing broker satisfactory to the Company evidencing compliance with SEC Rule 144. If SEC Rule 144 is amended or if the SEC’s interpretations thereof in effect at the time of any such disposition by the Purchaser have changed from its present interpretations thereof, the Purchaser shall provide the Company with such additional documents as it may reasonably require.

          (g) The Purchaser is acquiring the Shares for investment purposes and not with a view towards the distribution of the Shares. The Purchaser does not have any agreement, oral or written, with any person to sell, transfer, or grant participation to such person or any third person with respect to such Shares, and no other person has a direct or indirect beneficial interest in the Shares being purchased hereunder.

          (h) The Purchaser has a sufficient net worth to sustain a loss of the Purchaser’s entire investment in the Shares in the event such a loss should occur. The Purchaser’s overall commitment to investments which are not readily marketable is not excessive in view of the Purchaser’s net worth and financial circumstances and the purchase of the Shares will not cause such commitment to become excessive.

          (i) The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

          (j) The execution and delivery of this Agreement and the purchase of the Shares by the Purchaser pursuant to this Agreement will not violate any statute or law, or any judgment, decree, order, regulation or rule of any court or governmental authority by which the Purchaser is bound, or any agreement, oral or written, to which the Purchaser is a party or by which the Purchaser is or may be bound.

          (k) The Purchaser shall fully indemnify, protect, defend, and hold harmless the Company, and its affiliates, officers, directors, stockholders, agents, employees, attorneys, successors, and assigns from and against all claims, actions, causes of action, damages, losses, costs, liabilities, and expenses (including costs of investigation, defense, and attorneys’ fees) whatsoever which may result from a breach of the representations, warranties, agreements and acknowledgments of the Purchaser contained in this Agreement or from any misrepresentation or omission of a material fact in any other document delivered in connection with this Agreement.

          (l) If a person is executing this Agreement in a representative or fiduciary capacity on behalf of the Purchaser, such person has full power and authority to execute and deliver this Agreement on behalf of the subscribing corporation, partnership, trust or other entity which is the Purchaser, and such corporation, partnership, trust or other entity has full right and power to enter into and perform this Agreement.

          (m) The Purchaser shall promptly notify the Company if any of the foregoing representations, warranties, covenants or acknowledgments becomes untrue in any material respect prior to the issuance of the Shares to the Purchaser.

          4. Survival. The representations and warranties contained in this Agreement shall remain operative and in full force and effect regardless of any investigation made by any party hereto, or acceptance of any of the Shares and payment therefor.

          5. Miscellaneous.

          (a) This Agreement may be amended only by a writing executed by all parties.

          (b) This Agreement is not transferable or assignable by the Purchaser.

          (c) This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

          (e) All notices or other communications given or made hereunder shall be in writing and shall be validly given or made to another party if given by personal delivery or facsimile or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or other communication is given by personal delivery or facsimile, delivery shall be conclusively deemed made at the time of receipt. If such notice or other communication is given by mail, such notice or other communication shall be conclusively deemed given forty-eight (48) hours after deposit thereof in the United States mail addressed to the party to whom such notice or other communication is to be given at their respective address set forth in this Agreement, which may be changed from time to time by notice delivered in accordance with this paragraph.

     IN WITNESS WHEREOF, the Purchaser has executed this Subscription Agreement effective as of July 1, 2004.

/s/ Wayne K. Bailey CFO
(Signature)

Wayne K. Bailey CFO,
Consumer Direct of America
(Printed Name)

Address:6330 South Sandhill Road
Las Vegas, NV 89120

Accepted:
Ocean West Holding Corporation

By:/s/ Marshall L. Stewart

Title: President and CEO